Exhibit 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Reports First Quarter 2008 Results

Highlights
w	Net income for the first quarter of $25.5 million, or $0.53 per diluted share
w	Investments in property, plant & equipment for three months ended March 31, 2008 for ITCTransmission, METC and ITC Midwest of $52.1 million, $26.2 million and $17.8 million, respectively
w	2008 EPS and capital expenditure guidance confirmed
Novi, Michigan — April 30, 2008 — ITC Holdings Corp. (NYSE: ITC) today announced its first quarter results for the period ended March 31, 2008. Net income for the quarter was $25.5 million, or $0.53 per diluted share, compared to $16.9 million, or $0.39 per diluted share for the first quarter of 2007.
“We are very pleased with ITC’s 2008 first quarter results,” said Joseph L. Welch, president and CEO of ITC. “These results continue to demonstrate our ability to meet our commitments for the benefits of our customers and shareholders. 2008 is expected to be another strong year for ITC as we continue on our mission of investing in the electric transmission grid to improve electric power quality and reliability, enable the entrance of renewable resources and provide customers with equal access to wholesale power markets.”
In the first quarter of 2008, ITCTransmission invested $52.1 million, METC invested $26.2 million and ITC Midwest invested $17.8 million in their respective transmission systems.
ITC reported operating revenues of $141.9 million for the first quarter 2008, an increase of $40.6 million over the comparable period last year. Network revenues increased by $28.2 million due to the December 2007 acquisition by ITC Midwest of the electric transmission assets of Interstate Power & Light (IPL), for which no revenues were included in our results of operations for the three months ended March 31, 2007. Additionally, METC and ITCTransmission recognized additional network revenues of $3.9 million and $2.0 million, respectively, due to higher net revenue requirements primarily due to higher rate base as a result of property, plant and equipment placed in service, among other factors. Point-to-point, scheduling, control and dispatch revenues increased primarily due to $1.7 million of ITC Midwest revenues.
Operation & Maintenance (O&M) expenses of $21.5 million during the first quarter of 2008 were $2.9 million higher than the same period in 2007. O&M expenses increased primarily due to expenses incurred by ITC Midwest that were not included in our results of operations for the three months ended March 31, 2007.
General and administrative (G&A) expenses of $18.0 million for the first quarter of 2008 were $3.0 million higher than the same period in 2007. G&A expenses increased primarily due to higher compensation and benefits mainly resulting from personnel additions and higher business expenses, all of which include incremental costs incurred by ITC Midwest.
Depreciation and amortization expenses increased $6.2 million in the three months ended March 31, 2008 compared to the same period in 2007. ITC Midwest recognized depreciation expenses of

$4.1 million for the three months ended March 31, 2008. Depreciation and amortization also increased at ITCTransmission and METC primarily due to a higher depreciable asset base resulting from property, plant and equipment additions.
Taxes other than income taxes of $10.9 million in the first quarter of 2008 increased by $2.1 million compared to the same period in 2007. Taxes other than income taxes primarily increased due to property tax expense at ITC Midwest of $1.6 million.
In the first quarter of 2008 interest expense increased $11.6 million compared to the same period in 2007 primarily due to higher borrowing levels to finance our capital expenditures and the acquisition of the IPL transmission assets in December of 2007.
Guidance for 2008
For 2008 earnings per diluted share are expected to be between $1.90 and $2.00, as previously disclosed. Capital expenditures for 2008 are expected to be approximately $95-110 million, $105-130 million and $85-100 million for ITCTransmission, METC and ITC Midwest, respectively.
First Quarter Conference Call
ITC will conduct a conference call to discuss first quarter 2008 earnings results at 11:00 a.m. ET Thursday, May 1, 2008. Joseph L. Welch, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the first quarter of 2008. Individuals wishing to participate in the conference call may dial toll-free (877) 675-4749 (domestic) or (719) 325-4905 (international); there is no passcode. The conference call replay, available through May 8, 2008 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 8240784. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2008 first quarter results may be found in ITC’s Form 10-Q filing. Once filed with the SEC, an electronic copy of the 10-Q can be found at ITC’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com) Media contact: Cheryl Eberwein (248.767.1068, ceberwein@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 31,
(in thousands, except share and per share data)	2008	2007
OPERATING REVENUES	$141,914	$101,274

OPERATING EXPENSES

Operation and maintenance	21,455	18,540
General and administrative	17,982	15,023
Depreciation and amortization	22,324	16,122
Taxes other than income taxes	10,885	8,770

Total operating expenses	72,646	58,455

OPERATING INCOME	69,268	42,819

OTHER EXPENSES (INCOME)

Interest expense	30,770	19,132
Allowance for equity funds used during construction	(3,096)	(1,240)
Loss on extinguishment of debt	—	349
Other income	(514)	(702)
Other expense	841	333

Total other expenses (income)	28,001	17,872

INCOME BEFORE INCOME TAXES	41,267	24,947

INCOME TAX PROVISION	15,746	8,092

NET INCOME	$25,521	$16,855

Basic earnings per share	$0.54	$0.40
Diluted earnings per share	$0.53	$0.39

Weighted-average basic shares	47,296,243	42,091,356
Weighted-average diluted shares	48,497,189	43,293,874

Dividends declared per common share	$0.290	$0.275

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	March 31,	December 31,
(in thousands, except share data)	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$19,305	$2,616
Accounts receivable	45,021	40,919
Inventory	22,459	26,315
Deferred income taxes	2,828	2,689
Other	6,669	3,518

Total current assets	96,282	76,057

Property, plant and equipment (net of accumulated depreciation and amortization of $893,774 and $879,843, respectively)	2,043,164	1,960,433
Other assets
Goodwill	960,022	959,042
Intangible assets (net of accumulated amortization of $3,781 and $3,025 respectively)	54,626	55,382
Regulatory assets — acquisition adjustments	84,707	86,054
Regulatory assets — Attachment O revenue accrual (including accrued interest of $800 and $552, respectively)	38,764	20,537
Other regulatory assets	30,126	29,449
Deferred financing fees (net of accumulated amortization of$6,500 and $5,138 respectively)	19,850	14,201
Other	10,321	12,142

Total other assets	1,198,416	1,176,807

TOTAL ASSETS	$3,337,862	$3,213,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$53,395	$47,627
Accrued payroll	5,869	8,928
Accrued interest	14,153	23,088
Accrued taxes	14,218	15,065
ITC Midwest acquisition additional purchase price accrual	5,033	5,402
Other	8,751	6,317

Total current liabilities	101,419	106,427
Accrued pension liability and postretirement liabilities	16,629	13,934
Deferred income taxes	106,785	90,617
Regulatory liabilities	191,741	189,727
Other	9,768	6,093
Long-term debt	2,027,690	2,243,424

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 43,398,488 and 42,916,852 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	841,644	532,103
Retained earnings	43,062	31,864
Accumulated other comprehensive loss	(876)	(892)

Total stockholders’ equity	883,830	563,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,337,862	$3,213,297

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	March 31,
(in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25,521	$16,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22,324	16,122
Attachment O revenue accrual — including accrued interest	(18,222)	(17,140)
Deferred income tax expense	14,423	8,092
Allowance for equity funds used during construction	(3,096)	(1,240)
Stock-based compensation expense	1,762	1,127
Amortization of loss on reacquired debt, deferred financing fees and debt discounts	1,976	953
Other	117	(31)
Changes in assets and liabilities, exclusive of changes shown separately	(10,125)	(14,737)

Net cash provided by operating activities	34,680	10,001

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(94,564)	(73,788)
IP&L transmission assets direct acquisition fees	(933)	—
Other	—	925

Net cash used in investing activities	(95,497)	(72,863)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	557,895	—
Repayment of long-term debt	(765,000)	—
Borrowings under revolving credit agreements	164,500	235,900
Repayments of revolving credit agreements	(173,200)	(141,700)
Issuance of common stock	308,904	341
Common stock issuance costs	(734)	—
Dividends on common stock	(14,319)	(11,655)
Repurchase and retirement of common stock	—	(1,841)
Debt issuance costs	(4,123)	(333)
Refundable deposits from generators for transmission network upgrades	3,583	—

Net cash provided by financing activities	77,506	80,712

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,689	17,850

CASH AND CASH EQUIVALENTS — Beginning of period	2,616	13,426

CASH AND CASH EQUIVALENTS — End of period	$19,305	$31,276

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